Exhibit 1

For immediate release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this news release.

BCE announces renewal of Normal Course Issuer Bid for Preferred Shares

MONTRÉAL, November 4, 2021 – BCE Inc. (BCE) today announced that the Toronto Stock Exchange (the “TSX”) has accepted a notice filed by BCE of its intention to renew its normal course issuer bid (“NCIB”) to purchase up to 10% of the public float of each series of BCE’s outstanding First Preferred Shares that are listed on the TSX (the “Preferred Shares”). The period of the NCIB will extend from November 9, 2021 to November 8, 2022, or an earlier date should BCE complete its purchases under the NCIB. BCE will pay the prevailing market price at the time of acquisition for any Preferred Shares purchased plus brokerage fees payable by BCE, and all Preferred Shares acquired by BCE under the NCIB will be cancelled.

The actual number of Preferred Shares repurchased under the NCIB and the timing of such repurchases will be at BCE’s discretion and shall be subject to the limitations set out in the TSX Company Manual.

The NCIB will be conducted through the facilities of the TSX as well as alternative trading systems in Canada, if eligible, or by such other means as may be permitted by securities regulatory authorities, including pre-arranged crosses, exempt offers, private agreements under an issuer bid exemption order issued by securities regulatory authorities and block purchases of Preferred Shares. Purchases made under an issuer bid exemption order will be at a discount to the prevailing market price.

Under the NCIB, BCE is authorized to repurchase shares of each respective series of the Preferred Shares as follows:

Series	Ticker	Issued and Outstanding Shares(1)	Public Float(1)	Average Daily Trading Volume(2)	Maximum Number of Shares Subject to Purchase
					Total(3)	Daily(4)
R	BCE.PR.R	7,998,900	7,998,900	10,368	799,890	2,592
S	BCE.PR.S	2,128,267	2,128,267	6,498	212,826	1,624
T	BCE.PR.T	5,870,133	5,870,133	9,172	587,013	2,293
Y	BCE.PR.Y	8,079,291	8,079,291	7,814	807,929	1,953
Z	BCE.PR.Z	1,918,509	1,918,509	1,921	191,850	1,000
AA	BCE.PR.A	11,397,196	11,397,196	6,564	1,139,719	1,641
AB	BCE.PR.B	8,599,204	8,599,204	11,875	859,920	2,968
AC	BCE.PR.C	10,027,991	10,027,991	5,977	1,002,799	1,494
AD	BCE.PR.D	9,963,209	9,963,209	11,981	996,320	2,995
AE	BCE.PR.E	6,512,913	6,512,913	11,494	651,291	2,873
AF	BCE.PR.F	9,481,487	9,481,487	5,720	948,148	1,430
AG	BCE.PR.G	8,979,530	8,979,530	8,712	897,953	2,178
AH	BCE.PR.H	5,017,570	5,017,570	3,439	501,757	1,000
AI	BCE.PR.I	9,535,040	9,535,040	11,166	953,504	2,791
AJ	BCE.PR.J	4,464,960	4,464,960	7,263	446,496	1,815
AK	BCE.PR.K	22,735,621	22,735,621	33,413	2,273,562	8,353
AL	BCE.PR.L	2,254,079	2,254,079	1,071	225,407	1,000

Series	Ticker	Issued and Outstanding Shares(1)	Public Float(1)	Average Daily Trading Volume(2)	Maximum Number of Shares Subject to Purchase
					Total(3)	Daily(4)
AM	BCE.PR.M	10,439,978	10,439,978	12,773	1,043,997	3,193
AN	BCE.PR.N	1,054,722	1,054,722	732	105,472	1,000
AO	BCE.PR.O	4,600,000	4,600,000	5,682	460,000	1,420
AQ	BCE.PR.Q	9,200,000	9,200,000	5,001	920,000	1,250

(1)	As of November 3, 2021.
(2)	For the 6 months ended October 31, 2021.
(3)	Represents approximately 10% of the public float in respect of each series of Preferred Shares.
(4)

Represents the maximum number of shares of each series of Preferred Shares that may be purchased over the TSX (or alternative trading systems in Canada, if eligible) during the course of one trading day. This amount is equal to the greater of (i) 25% of the average daily trading volume on the TSX calculated in accordance with the rules of the TSX, and (ii) 1,000 shares. This limitation does not apply to purchases made pursuant to block purchase exemptions.

BCE is making this NCIB because it believes that, from time to time, the Preferred Shares may trade in price ranges that do not fully reflect their value. BCE believes that, in such circumstances, the repurchase of its Preferred Shares represents an appropriate use of its available funds.

As of November 3, 2021, under its current normal course issuer bid that commenced on November 9, 2020 and will expire on November 8, 2021, and which the company received approval from the TSX, BCE purchased, through the facilities of the TSX and alternative eligible trading systems, Preferred Shares as follows:

Series	Ticker	Maximum Number of Shares Subject to Purchase	Number of Shares Purchased	Weighted Average Price Paid per Security
R	BCE.PR.R	800,000	1,100	$12.8136
S	BCE.PR.S	351,344	1,600	$13.3082
T	BCE.PR.T	448,655	—	—
Y	BCE.PR.Y	808,149	2,200	$13.2455
Z	BCE.PR.Z	191,850	—	—
AA	BCE.PR.A	1,139,839	1,200	$13.5317
AB	BCE.PR.B	860,015	2,400	$13.2154
AC	BCE.PR.C	1,002,969	1,700	$14.4853
AD	BCE.PR.D	997,030	7,100	$13.2945
AE	BCE.PR.E	651,531	2,400	$13.1138
AF	BCE.PR.F	948,468	3,200	$14.6953
AG	BCE.PR.G	498,535	500	$13.0260
AH	BCE.PR.H	901,464	2,400	$13.1488
AI	BCE.PR.I	594,988	—	—
AJ	BCE.PR.J	805,011	—	—
AK	BCE.PR.K	2,274,592	10,300	$12.1929
AL	BCE.PR.L	225,407	—	—
AM	BCE.PR.M	954,661	4,000	$12.9874
AN	BCE.PR.N	195,338	1,300	$12.1500
AO	BCE.PR.O	460,000	—	—
AQ	BCE.PR.Q	920,000	—	—

Caution Concerning Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, including, but not limited to, statements relating to potential future purchases by BCE of its Preferred Shares pursuant to the NCIB. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. These statements are not guarantees of future performance or events and we caution you against relying on any of these forward-looking statements. There can be no assurance that BCE will repurchase all or any of the numbers of Preferred Shares referred to in this news release under the NCIB. In particular, the purchase by BCE of its Preferred Shares pursuant to the NCIB will depend, among other, on the prevailing market price from time to time of the Preferred Shares. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the potential future purchases of Preferred Shares by BCE pursuant to the NCIB. Readers are cautioned that such information may not be appropriate for other purposes. For additional information on assumptions and risks underlying forward-looking statements made in this news release, please consult BCE’s 2020 annual management’s discussion and analysis (MD&A) dated March 4, 2021 as updated in BCE’s 2021 first, second and third quarter MD&As dated April 28, 2021, August 4, 2021 and November 3, 2021, respectively, filed by BCE with the Canadian securities regulatory authorities (available at Sedar.com) and with the U.S. Securities and Exchange Commission (available at SEC.gov). These documents are also available at BCE.ca.

About BCE

BCE is Canada’s largest communications company, providing advanced Bell broadband wireless, Internet, TV, media and business communications services. To learn more, please visit Bell.ca or BCE.ca.

Through Bell for Better, we are investing to create a better today and a better tomorrow by supporting the social and economic prosperity of our communities. This includes the Bell Let’s Talk initiative, which promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace initiatives throughout the country. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Marie-Eve Francoeur

514-391-5263

marie-eve.francoeur@bell.ca

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca